                                                                  EXHIBIT 10.77

                                   AMENDMENT


     Amendment dated as of September 12, 1996 to Employment Agreement dated March 14, 1988 (the "Employment Agreement") between Richard F. Paolino, residing at 16 Quincey Adams Road, Barrington, RI 02806 (the "Executive") and Brown & Sharpe Manufacturing Company, a Delaware corporation, with its principal place of business at 200 Frenchtown Road, North Kingstown, RI 02852 (the "Company").

     WHEREAS, the parties wish to make certain clarifying amendments to the Employment Agreement.

     NOW THEREFORE, in consideration of these premises and the mutual promises, terms, provisions and conditions set forth below, the parties agree to the following amendments of the Employment Agreement:

     1. The parties agree that if the Executive were to resign today, he would be entitled to treat his resignation as a "deemed termination" of his employment by the Company within the meaning of Section 4.4 of the Employment Agreement.

     2. The parties agree that fundamental principles of the Employment Agreement as to severance and related matters shall apply and further agree that in order to provide for a clear understanding of the rights and obligations of the parties with respect to severance and related benefits upon a termination of employment and to reflect the amendments, the following is agreed to set forth the current employment, salary, bonus and benefits for employment of the Executive after the date hereof and also the severances, benefits and other financial provisions which shall be applicable to a termination of the Executive's employment by resignation of the Executive or a termination by the Company (other than a termination by the Company for cause), and including without limitation a "deemed termination", shall be as follows:

     a. The Executive is entitled to monthly salary, payable in accordance with the Company's regular practice, at not less than the current annual rate and fringe benefits which shall be paid through the date of termination of the Executive's employment at any time up through September 28, 1997.

     b. The Executive is entitled to bonus payable in respect of the year 1996 at the higher of the amount payable under the PIP or the amount calculated as a percentage of base salary equal to the average of bonuses paid to him (including cash paid under the PIP) in respect of the 1993, 1994 and 1995 fiscal years.

     c. Contributions for the benefit of the Executive under the SARP and under the ESOP shall be made through the date of such termination of employment, and in addition through December 31, 1997 so long as the Executive is an employee on January 3, 1997 (and in that event computed as if the Executive had continued in employment at the current base salary rate through December 31, 1997). The Execuive shall also be entitled to, together with his dependents and beneficiaries, participate in all life insurance plans, accident and health plans and other welfare plans maintained or sponsored by the Company.

     d. In addition, the Executive shall be entitled to a lump sum cash payment upon such termination of employment, payable within 30 days, equal to the sum of his highest annual base salary during the three year period immediately preceding the date of such termination of employment, the value of annual fringe benefits on the W-2 and the highest cash bonus received from the Company for any of the three fiscal years of the Company immediately preceding the date of such termination of employment.

     e. All stock options (other than 30,000 options granted in July, 1995) or restricted stock shall receive accelerated vesting. The stock options for 30,000 shares granted to the Executive in July 1995 shall receive accelerated vesting if the Executive remains an employee of the Company through January 3, 1997 (unless his employment has been terminated prior thereto by the Company for cause). The Executive shall not be entitled to any accelerated vesting under the Long Term Deferred Cash Incentive Plan upon any termination of employment. The Executive shall be entitled to additional stock grants only in the sole discretion of the Company.

     3. The Executive shall be entitled to the severance and benefits set forth above with respect to a termination of employment by resignation of the Executive or a termination by the Company (other than a termination of employment by the Company for cause) at any time prior to September 28, 1997 (except as specifically otherwise provided with respect to the vesting of stock options above). Nothing in the Employment Agreement or this Amendment shall govern the severance, fringes and benefits, etc. with respect to a termination of employment of the Executive taking place after September 28, 1997, and all salary, bonus, fringes and other benefits, including severance, with respect to any employment after September 28, 1997, shall be governed exclusively by such subsequent agreement as may be reached by the Company and the Executive relating to such period.

     4. The Executive shall be bound by the covenant not to compete in the form previously set forth in the Employment Agreement during his period of employment by the Company and for one year following the date of termination of employment. In the event the Executive dies following a termination of employment which entitled him to the above payments and benefits but prior to receipt of all such payments and benefits, the principles of the Employment Agreement shall apply, namely, his beneficiary (as designated to the Company by letter) or, if none, his estate, will be entitled to receive all of the above amounts and benefits due but unpaid and his beneficiary or estate will be entitled to exercise options in accordance with the terms of the options and the Employment Agreement as amended by this Amendment.

     5. It is confirmed that the provisions of Articles 6 through 12 of the Employment Agreement shall remain applicable and that the provisions of Article 5 are deleted.

     6. The Executive shall be entitled to use the EAP services of the Company for twelve months from the date of such termination of employment in connection with his employment outplacement. The Executive shall also have access, on terms to be mutually agreed between the Executive and the Company's Chief Financial Officer, to secretarial services, either with the Company or outside, in connection with his employment outplacement activities for up to twelve months from the date of such termination of employment and shall be reimbursed for telephone bills of a second phone in his home, for business use, for such period

     IN WITNESS WHEREOF, the Company and the Executive has each caused this Amendment to the Employment Agreement to be duly executed and delivered as of the date set forth above.

EXECUTIVE                BROWN & SHARPE MANUFACTURING COMPANY


_____________________    By:  ________________________________
Richard F. Paolino

                                       3